FORM 5

                                           UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

                                         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                               Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                   Section 17(a) of the Public Utility Holding Company Act of 1935
                                       or Section 30(f) of the Investment Company Act of 1940

[X]  Check box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instruction 1(b).

[ ]  Form 3 Holdings Reported

[X]  Form 4 Transactions Reported

1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
   Encore Capital Managment, L.L.C.            Eurotech, Ltd. (EUO)
__________________________________________  _____________________________________________         Director       X   10% Owner
                                                                                              ---               ---
  (Last)          (First)         (Middle)  3. IRS Identification   4. Statement for              Officer (give     Other (Specify
                                               Number of Reporting     Month/Year             --- title below)  --- below)
12007 Sunrise Valley Drive, Suite 460          Person, if an entity
                                               (Voluntary)              2000                      ________________________
__________________________________________                          ______________________________________________________________
                 (Street)
                                                                    5. If Amendment, Date of  7. Individual or Joint/Group Reporting
  Reston          Virginia         20191                               Original (Month/Year)     (check applicable line)
__________________________________________                                                    ___ Form Filed by One Reporting Person
  (City)          (State)          (Zip)                                                       X  Form Filed by More than One
                                                                                              --- Reporting Person

                          Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

                                                                                       5. Amount of
                                                                                          Securi-
                                                                                          ties
                                                                                          Bene-
                                                                                          ficially
                                                         4.  Securities Acquired (A)      Owned at     6. Ownership
                                2. Trans-   3. Trans-        or Disposed of (D)           end of          Form:
                                   action      action        (Instr. 3, 4 and 5)          Issuer's        Direct       7. Nature of
                                   Date        Code      ---------------------------      Fiscal          (D) or          Indirect
                                   (Month/     (Instr. 8)            (A)                  Year            Indirect        Beneficial
1.  Title of Security              Day/                   Amount      or     Price        (Instr.         (I)             Ownership
    (Instr.3)                      Year)                             (D)                  3 and 4)        (Instr. 4)      (Instr. 4)
-----------------------------   ---------   ----------   --------    ---    --------   ------------    -------------   -------------

Common Stock, $.00025 par       01/12/00        S           2,000     D       $2.85                        I(2)
 value ("Common Stock")
Common Stock                    01/20/00        S           2,000     D       $2.61                        I(2)
Common Stock                    01/24/00        S           2,000     D       $2.57                        I(2)
Common Stock                    01/25/00        S           2,000     D       $2.57                        I(2)
Common Stock                    01/26/00        S             500     D       $2.83                        I(2)

* If the form is filed by more than one reporting person, see instruction 4(b)(v).

                                                                Page 1 of 5

FORM 5 (continued)

                          Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

                                                                                       5. Amount of
                                                                                          Securi-
                                                                                          ties
                                                                                          Bene-
                                                                                          ficially
                                                         4.  Securities Acquired (A)      Owned at     6. Ownership
                                2. Trans-   3. Trans-        or Disposed of (D)           end of          Form:
                                   action      action        (Instr. 3, 4 and 5)          Issuer's        Direct       7. Nature of
                                   Date        Code      ---------------------------      Fiscal          (D) or          Indirect
                                   (Month/     (Instr. 8)            (A)                  Year            Indirect        Beneficial
1.  Title of Security              Day/                   Amount      or     Price        (Instr.         (I)             Ownership
    (Instr.3)                      Year)                             (D)                  3 and 4)        (Instr. 4)      (Instr. 4)
-----------------------------   ---------   ----------   --------    ---    --------   ------------    -------------   -------------
Common Stock                    01/27/00        J(4)       27,252     A       $1.56       324,056          I(3)
Common Stock                    01/27/00        J(4)      262,403     A       $1.56                        I(1)
Common Stock                    01/28/00        S             500     D       $2.64                        I(2)
Common Stock                    01/31/00        S           3,000     D       $2.67                        I(2)
Common Stock                    02/01/00        S             500     D       $2.67                        I(2)
Common Stock                    02/02/00        S           2,000     D       $2.61                        I(2)
Common Stock                    02/10/00        S           2,500     D       $2.64                        I(2)
Common Stock                    02/11/00        S           9,000     D       $2.81                        I(2)
Common Stock                    02/14/00        S           9,916     D       $3.32                        I(2)
Common Stock                    02/14/00        S          13,340     D       $3.32                        I(2)
Common Stock                    02/14/00        S          25,244     D       $3.32                        I(2)
Common Stock                    02/15/00        P*            600     A*      $2.98                        I(2)
Common Stock                    02/15/00        S          16,000     D       $3.38                        I(1)
Common Stock                    02/16/00        S           3,900     D       $4.56                        I(2)
Common Stock                    02/16/00        S          38,000     D       $3.63                        I(2)

________________________

*    Acquisition of shares of Common Stock due to the Company's failure to deliver stock certificates representing shares issuable upon conversion of conversion of derivative securities held by the applicable reporting person.

                                                                 Page 2 of 5

FORM 5 (continued)

                          Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

                                                                                       5. Amount of
                                                                                          Securi-
                                                                                          ties
                                                                                          Bene-
                                                                                          ficially
                                                         4.  Securities Acquired (A)      Owned at     6. Ownership
                                2. Trans-   3. Trans-        or Disposed of (D)           end of          Form:
                                   action      action        (Instr. 3, 4 and 5)          Issuer's        Direct       7. Nature of
                                   Date        Code      ---------------------------      Fiscal          (D) or          Indirect
                                   (Month/     (Instr. 8)            (A)                  Year            Indirect        Beneficial
1.  Title of Security              Day/                   Amount      or     Price        (Instr.         (I)             Ownership
    (Instr.3)                      Year)                             (D)                  3 and 4)        (Instr. 4)      (Instr. 4)
-----------------------------   ---------   ----------   --------    ---    --------   ------------    -------------   -------------

Common Stock                    02/16/00        S          44,236     D       $4.56                        I(2)
Common Stock                    02/16/00        S          49,964     D       $4.56                        I(2)
Common Stock                    02/17/00        S             600     D       $5.25                        I(2)
Common Stock                    02/17/00        S          55,764     D       $5.28                        I(2)
Common Stock                    02/17/00        S          68,136     D       $5.28                        I(1)
Common Stock                    02/22/00        S          40,400     D       $6.20                        I(2)
Common Stock                    02/22/00        S          64,000     D       $6.48                        I(1)
Common Stock                    02/22/00        S          80,000     D       $6.25                        I(1)
Common Stock                    02/22/00        S          84,600     D       $5.16         878,375        I(2)
Common Stock                    02/23/00        S          45,500     D       $7.36                        I(1)
Common Stock                    02/24/00        S           1,000     D       $7.48       3,130,364        I(1)

                                                                Page 3 of 5

FORM 5 (continued)

                            Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)

                                       2. Conver-                              5. Number of Deriv-        6. Date Exercisable
                                          sion or    3. Trans-                    ative Securities           and Expiration Date
                                          Exercise      action                    Acquired (A) or            (Month/Day/Year)
                                          Price of      Date     4. Trans-        Disposed of (D)         -----------------------
                                          Deriv-        (Month/     action        (Instr. 3, 4, and 5)    Date
1. Title of Derivative Security           ative         Day/        Code       -----------------------    Exercis-     Expiration
   (Instr. 3)                             Security      Year)       (Instr. 8)        A          D        able         Date
----------------------------------     -----------   ----------  ------------  ----------- -----------    ----------   ----------

   Warrant                                $2.00         2/14/00       X                       60,000       2/23/98      2/23/00
   Warrant                                $1.06         2/22/00       X                      125,000       7/20/98      7/20/01

                                                                          9. Number of    10. Ownership
                                                                             Derivative       of
                        7. Title and Amount of Underlying                    Securities       Derivative
                           Securities (Instr. 3 and 4)                       Beneficially     Security:    11. Nature of
                        ---------------------------------  8. Price of       Owned            Direct (D)       Indirect
                                                Amount or     Derivative     at End           or               Beneficial
1. Title of Derivative          Title           Number of     Security       of Year          Indirect (I)     Ownership
   Security (Instr. 3)                          Shares        (Instr. 5)     (Instr. 4)       (Instr. 4)       (Instr. 4)
----------------------  --------------------    ---------  -------------  -------------   --------------   --------------

   Warrant              Common Stock              60,000                        0               I(1)
   Warrant              Common Stock             125,000                        0               I(2)

Explanation of Responses:
(1)  The securities indicated are owned by JNC Opportunity Fund Ltd., a Cayman
     Islands corporation, with an address c/o Olympia Capital (Cayman) Ltd.,
     Williams House, 20 Reid Street, Hamilton HM11, Bermuda. Encore Capital
     Management, L.L.C., a Delaware limited liability company, has indirect beneficial ownership over all of such securities since it acts as investment advisor to JNC Opportunity Fund Ltd.
(2)  The securities indicated are owned by JNC Strategic Fund Ltd., a Cayman
     Islands corporation, with an address c/o Olympia Capital (Cayman) Ltd.,
     Williams House, 20 Reid Street, Hamilton HM11, Bermuda. Encore Capital
     Management, L.L.C., a Delaware limited liability company, has indirect beneficial ownership over all of such securities since it acts as investment advisor to JNC Strategic Fund Ltd.
(3)  The securities indicated are owned by Diversified Strategies Fund, L.P., an
     Illinois limited partnership c/o Encore Capital Management, L.L.C., 12007
     Sunrise Valley Drive, Suite 460, Reston, Virginia 20191. Encore Capital
     Management, L.L.C., a Delaware limited liability company, has indirect beneficial ownership over all of such securities since it acts as investment advisor to Diversified Strategies Fund, L.P.
(4)  Issued by the Company in payment of interest on Debentures.

                                                                                See attached signature page
**Intentional misstatements or omissions of facts constitute                    -------------------------------   --------------
  Federal Criminal Violations.  See 18 U.S.C. 1001 and                          **Signature of Reporting Person       Date
  15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

                                                                Page 4 of 5

                     Group filing signature page for Form-5

Dated as of February 13, 2002.

ENCORE CAPITAL MANAGEMENT, L.L.C.

By:    /s/ James Q. Chau
     -----------------------
       Name:  James Q. Chau
       Title: Managing Member

JNC OPPORTUNITY FUND LTD.

By:    /s/ James Q. Chau
     -----------------------
       Name:  James Q. Chau
       Title: Director

JNC STRATEGIC FUND LTD.

By:    /s/ James Q. Chau
     -----------------------
       Name:  James Q. Chau
       Title: Director

DIVERSIFIED STRATEGIES FUND, L.P.

By:   ENCORE CAPITAL MANAGEMENT, L.L.C.

        By:    /s/ James Q. Chau
             -----------------------
                Name:  James Q. Chau
                Title: Managing Member

                                   Page 5 of 5